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Exhibit 99.1

234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

JONES SODA CO. SETTLES LITIGATION

September 28, 2000	Trading Symbol	CDNX: JSD OTC: JSDA

    Seattle, WA, U.S.A.—Jones Soda Co.  (the "Company" or "Jones"), announced today that litigation against a former ingredient supplier has now been settled with the signing of a Settlement Agreement and the payment of CDN$6.75 Million to Jones Soda Co. (USA) Inc. This payment was received September 27, 2000.

    Headquartered in Seattle, Washington, Jones Soda Co., markets its Jones Soda products through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you'd never expect to find a soda.

    For further information, contact:

Jennifer Cue, Jones Soda Co. (206) 624-3357 or jencue@jonessoda.com
or
Peter van Stolk, Jones Soda Co. (206) 624-3357 or pvs@jonessoda.com

* * *

    The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy of the content of the information herein.

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JONES SODA CO. SETTLES LITIGATION